EX-10.25.1


                       ATLAS AIR WORLDWIDE HOLDINGS, INC.

               CASH COMPENSATION OF NON-EMPLOYEE DIRECTORS - 2005

     Each non-employee Director of Atlas Air Worldwide Holdings, Inc. will be paid $50,000 in cash compensation annually, which will be payable quarterly in advance, and will also receive the following ADDITIONAL cash compensation, as applicable:

COMMITTEE MEMBERSHIP

         o Each member of the Audit and Governance Committee, $15,000 annually [which will be payable quarterly in advance];

         o Each member of the Compensation Committee, $5,000 annually [which will be payable quarterly in advance];

CHAIRMAN POSITION

         o Chairman of the Board, $75,000 annually [which will be payable quarterly in advance];

         o Chairman of each of the Audit and Governance Committee and the Compensation Committee, $25,000 annually [which will be payable quarterly in advance];

MEETING FEES

         o For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended in person by a member, a fee to such member of (x) $1,500 or (y) $3,000 if such member is its Chairman [which will be payable at the end of such quarter]; and

         o For each meeting of the Board or a Committee of the Board, including any ad hoc committee, attended via teleconference or videoconference, a fee to each such member of (x) $500 or (y) $1,000 if such member is its Chairman [which will be payable quarterly at the end of such quarter].